UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 26, 2018

OncoCyte Corporation

(Exact name of registrant as specified in its charter)

California	1-37648	27-1041563
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1010 Atlantic Avenue

Suite 102

Alameda, California 94501

(Address of principal executive offices)

(510) 775-0515

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement

On July 26, 2018, OncoCyte Corporation, a California corporation (the “Company”), entered into a securities purchase agreement with certain investors and members of the Company’s management and board of directors (the “Purchase Agreement”) pursuant to which the Company agreed to sell 1,256,118 units, with each unit consisting of one share of its common stock (the “Shares”) and one warrant to purchase one share of its common stock (the “Warrants”) at a purchase price of $2.86 per unit (the “Units”), in a registered direct offering (the “Offering”). The Shares and the Warrants are immediately separable and will be issued separately. The members of the Company’s management who participated in the Offering were William Annett, the Company’s Chief Executive Officer, Mitchell Levine, the Company’s Chief Financial Officer, and Lyndal Hesterberg, the Company’s Senior Vice President – Research and Development, and the members of the Company’s board of directors who participated in the Offering were Cavan Redmond, Andrew Arno, Ronald Andrew, and Andrew Last. The Purchase Agreement contains customary representations, warranties, and covenants by the Company.

Chardan Capital Markets, LLC (the “Placement Agent”) acted as the Company’s placement agent for the Offering pursuant to an engagement agreement entered into with the Company on July 26, 2018 (the “Engagement Agreement”). Under the Engagement Agreement, the Company agreed to pay the Placement Agent an aggregate fee equal to 6% of the gross proceeds of the Offering received from investors introduced by the Placement Agent, provided that the Company will pay no fee to the Placement Agent in connection with sales to members of the Company’s management and board of directors or the Company’s existing shareholders. The Engagement Agreement also provides for the Company’s reimbursement of legal fees and expenses of the Placement Agent of up to $25,000. The Engagement Agreement contains customary representations, warranties, and indemnification by the Company.

Each Warrant will have an initial exercise price of $3.00 per share, will be exercisable six months after the date of issuance and will expire five years from the date it becomes exercisable. Subject to limited exceptions, a holder of the Warrants will not have the right to exercise any portion of such securities if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of the Company’s common stock outstanding immediately after the exercise. The exercise price of the Warrants, and in some cases the number of shares of common stock issuable upon exercise of the Warrants, will be subject to adjustment in the event of stock splits, stock dividends, combinations, rights offerings and similar events affecting the common stock.

In addition, the Warrants provide that, in the event of a fundamental transaction (as such term is described in the Warrant), the Company or any successor entity shall, at the holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the fundamental transaction, purchase the warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes value of the remaining unexercised portion of the warrant on the date of the consummation of such fundamental transaction; provided, however, if the fundamental transaction is not within the Company’s control, including not approved by the Company’s board of directors, the holder shall only be entitled to receive from us or any successor entity the same type or form of consideration (and in the same proportion), at the Black Scholes value of the unexercised portion of the warrant that is being offered and paid to the holders of the Company’s common stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination thereof, or whether the holders of the Company’s common stock are given the choice to receive from among alternative forms of consideration in connection with the fundamental transaction.

The Company completed the Offering on July 31, 2018, raising approximately $3.3 million, net of the Placement Agent fee and other estimated offering expenses.

The Offering was made pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-220769), which was declared effective by the Securities and Exchange Commission on October 16, 2017. The Company, pursuant to Rule 424(b) under the Securities Act of 1933, as amended, has filed with the Securities and Exchange Commission a prospectus supplement relating to the Offering. The legal opinion, including the related consent, of DLA Piper LLP (US) is filed as Exhibit 5.1 to this Current Report.

The foregoing is only a summary of the material terms of the Purchase Agreement, the Warrants and the Engagement Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder. The foregoing description is qualified in its entirety by reference to the form of Purchase Agreement, the form of Warrant and the Engagement Agreement, which are filed as Exhibits 10.1, 4.1, and 10.2, respectively, to this Current Report and incorporated herein by reference.

Item 8.01	Other Events

On July 27, 2018, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is filed as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

4.1	Form of Warrant

5.1	Opinion of DLA Piper LLP (US)

10.1	Form of Securities Purchase Agreement, dated July 26, 2018, by and among OncoCyte Corporation and the investors signatory thereto

10.2	Engagement Agreement, dated July 26, 2018, by and between OncoCyte Corporation and Chardan Capital Markets, LLC

23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

99.1	Press Release, dated July 27, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOCYTE CORPORATION

Date: August 1, 2018	By:	/s/ Mitch Levine
Mitch Levine
Chief Financial Officer